UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2014 (February 5, 2014)

 FIFTH & PACIFIC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  REGULATION FD DISCLOSURE.

On February 5, 2014, Kate Spade, LLC & Kate Spade Hong Kong Ltd. (together, “Kate Spade”), both wholly-owned subsidiaries of Fifth & Pacific Companies, Inc. (the “Company”) reacquired existing Kate Spade businesses in Southeast Asia from Globalluxe Kate Spade HK Limited (“Globalluxe”) for approximately $32.0 million, including $2.0 million for working capital and other previously agreed adjustments (the “Transaction”), which will be funded in the first quarter of 2014.

In Hong Kong, Macau and Taiwan, Kate Spade will directly own and operate the related businesses previously operated by Globalluxe. Kate Spade’s new partner, Valiram Group, will operate the kate spade new york and KATE SPADE SATURDAY businesses in Singapore, Malaysia and Indonesia through distribution agreements and will fund approximately $1.5 million to Globalluxe to acquire operating assets in certain regions. In Thailand, Kate Spade has entered into a direct distribution agreement with AT Luxury, Globalluxe’s current sub-distributor.

For fiscal year 2013, Globalluxe’s net sales for the kate spade new york brand were approximately $44.0 million, an increase of 24.8% from the prior fiscal year on a local currency basis, with pro forma operating margins in the mid-teens. The expected incremental sales and profits resulting from these transactions are reflected in the sales and adjusted EBITDA guidance previously provided by the Company on January 9, 2014.

Further details are contained in a press release issued by the Company on February 11, 2014, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 11, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: February 11, 2014	By:	/s/ Christopher DiNardo
	Name:	Christopher DiNardo
	Title:	Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 11, 2014.